***************************************************************

Increase of Paid-in Capital and Joint Venture Agreement

***************************************************************

made between

Lightscape Technologies (Greater China) Limited

&

Beijing New Vision Media Advertising Co. Ltd.

&

Miss Yao Po Chun

&

Beijing Xintong Media & Cultural Development Co. Ltd.

February 12, 2008

China • Hong Kong

This “Increase of Paid-in Capital and Joint Venture Agreement” (hereafter refers to as “Agreement”) is to be signed in February 12, 2008 by the parties below:

Party A :	Beijing New Vision Media Advertising Co. Ltd., with registration address at 9/F, Clause A, Xincheng Commercial Building, 11 Chongwenmenwai Street. (Hereafter refers to as “New Vision ”);
Party B :	Lightscape Technologies (Greater China) Limited, with registration address at 3/F of 80 Gloucester Road, Wanchai. (Hereafter refers to as “Lightscape”);
Party C :	Beijing Xintong Media & Cultural Development Co. Ltd., with registration address at 9/F, Clause A, Xincheng Commercial Building, 11 Chongwenmenwai Street. (Hereafter refers to as “Xintong Media”);
Party D :	Miss Yao Po Chun , HKID Card no.________________, with residential address at _________________________.

In view of the fact that:

A.

New World TMT Limited (“New World TMT”), a telecommunication, media and technology investment company serves under the New World Group, which is one of the largest listed conglomerate in Hong Kong. New World TMT holds the enormous confidence to the business development of outdoor mega size LED advertising in PRC. New Vision, being a subsidiary of New World TMT and a member of New World Group, has been authorized to be responsible for coordination of the aforesaid business development. New Vision is a company registered in Beijing, China with limited liability. As of the date before signing this Agreement, the registered capital of New Vision is RMB5 million. For reinforcing the financial strength of the company, a resolution by the company shareholder’s meeting agrees to increase the paid-in capital.

B.	Xintong Media and Miss Yiu Po Chun are the shareholder of New Vision. The equity structure of New Vision before the Increase of paid-in capital is:

	1)	Xintong Media – paid-in capital : RMB4 million (Paid-in ratio : 80%)

	2)	Miss Yao Po Chun – paid-in capital : RMB1 million (Paid-in ratio : 20%)

C.

Lightscape has the intention to carry on an investment in New Vision and to purchase the ownership of share capital of New Vision. Xintong Media and Miss Yiu Po Chun agree to increase the share capital in New Vision and accept the investment from Lightscape to the New Vision. New Vision has already agreed to increase the register capital of the company from RMB 5 million to RMB18 million. Lightscape and Xintong Media agree to increase the paid-in capital according to the terms and conditions of this Agreement.

The shareholders structure of New Vision after the Increase of share will be:

1)	Lightscape assigns either Tech Team Development (Zhu Hai) Limited or Lightscape’s any other PRC registered subsidiary company – paid-in capital : RMB 11 million (shareholding ratio : 50.1%)

2)	“Xintong Media” – paid-in capital : RMB 7 million (shareholding ratio : 49.9%)

3)

Miss Yao Po Chun, through the consultation with Xintong Media agrees to transfer all the shares to Xintong Media before this increase of capital. After the transfer of shares, Miss Yao Po Chun will no longer be the shareholder of New Vision.

D.

Before the increase of paid-in capital arrangement, each of the existing shareholders of New Vision and all the share vendor and purchaser (“All Parties”) have already well noticed and completely understood the terms and conditions of this Agreement. All Parties consistently agree to this increase of paid-in capital arrangement and promise each other to give up the preemptive right in such increase of paid-in capital arrangement.

To clarify the respective rights and obligations in this increase of paid-in capital arrangement, All Parties agree as follows:

Clause 1           Definition

1.1	Unless there is contrary meaning and definition in the Agreement, or else the following terms have the following meaning and definition:

“Agreement” includes this agreement of increase of paid-in capital and any further appendix, correction and amendment of this agreement.

“Increase of paid-in capital” refers to the provisions of this Agreement in accordance with the terms and conditions of the original shareholders and the new shareholders to increase registered paid-in capital of the company.

“New World Property (China)” refers to New World Property (China) Limited which is listed on the main board of Hong Kong Stock Exchange.

“Xintong Media” refers to Beijing Xintong Media & Cultural Development Co. Ltd. which is a subsidiary of New World TMT Limited.

“Prima Strength” refers to Prima Strength Limited (a Hong Kong registered company) which is a subsidiary of New World TMT Limited. It is a wholly owned subsidiary of New World TMT and is also the holding company of Xintong Media.

“Lightscape’s designated holding company” refers to Tech Team Development (Zhu Hai) Limited or any other PRC registered company which is a subsidiary of Lightscape.

“Original New Vision” refers to New Vision before such increase of paid-in capital.

“New New Vision” refers to New Vision after such increase of paid-in capital.

“Industrial & Commercial Department” refers to the Industrial and Commercial Department of the PRC.

“Target Shareholding” refers to the 50.1% of shareholding of New Vision to be acquired by Lightscape’s designated holding company or any of its related company or other designated company after the increase of paid-in capital.

“Prerequisites” refers to the prerequisites stated in Clause 4.

“Business Department” refers to the PRC Ministry of Commerce and other commerce related department.

“PRC” refers to the People’s Republic of China.

“Contractual Parties” refers to all agreed parties and their assignee and successor.

“Individual Contractual Party” refers to Lightscape or Xintong Media.

“Violation/ breach” refers to any act occurred or to be occurred of violation against the declaration, guarantee, pledge or responsibility as stated in the Agreement.

1)	Representations, warranties, contracts, obligations or other provisions of the inaccuracy or its violation, failure to implement or comply with; and
2)

With these representations, warranties, commitment, obligation or other provisions contrary to the situation or the environment or (any party) with these representations, warranties, commitment, obligation or other provisions that run counter to the claim.

1.2

The “related parties” of this Agreement means any individual, companies, partnership and other business entities or individuals directly or indirectly owned or controlled by one party more than 50% of the paid-in capital, rights or other interests (the parent company of one of the parties); or party directly or indirectly owned or controlled more than 50% of the company's paid-in capital, rights or other interests (one of the subsidiaries), or the parent or subsidiary companies directly or indirectly owned or controlled by one party more than 50% of the paid-in capital.

1.3	This Agreement, unless otherwise indicated:

	(a)	Represent this Agreement and includes all the future amendment and addendum version;

	(b)	The provisions or part of the appendix, should refer to the provisions or part of the appendix of this Agreement;

(c)

Referring to the Ordinance, regulations, codes or other laws, which should include the implementation details of relevant legal documents as well as their merger, modification, replacement or re-enacted;

(d)

The singular includes the plural cases, the plural form of the singular also includes a few cases (“odd” and “even” refers to the English version of the corresponding single word of English, the plural form);

	(e)	The term “person” includes businesses, corporate, unincorporated associations, authorities;

	(f)	Terms referring to a person, including the person's executor, administrator, and his successor, the bench (including, but not limited to, replacement) and the assignee;

(g)

Terms referring to anything (including, but not limited to, any number) that the things in whole or in part, that any group of people is the group that all of the people, or two or more persons, or the everyone.

1.4	Headings are inserted for convenience only and do not affect the interpretation of this Agreement.

Clause 2           Plan of increase of paid-in capital

2.1

In view of Lightscape’s specific commercial considerations and the fact that the parties have unanimously agreed that Lightscape’s designated holding company will consequently be the shareholder to increase their investment directly to New Vision with 50.1% shareholding, All Parties unanimously agree to adopt and follow the Plan of Increase of paid-in capital as stated in Clause 2.2 below.

2.2	Plan of Increase of paid-in capital

(1) To increase and pay up the paid-in capital of Original New Vision, paid up capital of the company will increase to RMB 18 million (the additional paid-in capital of RMB 13 million).

(2)

Miss Yao Po Chun will not undertake any capital injection and to transfer all her existing shares to Xintong Media before the increase of paid-in capital. After Miss Yao has transferred her ownership of shares to Xintong Media, the total capital injection of Xintong Media will be RMB 7 million, including the former capital of RMB 5 million and additional RMB 2 million cash injection. Lightscape’s designated holding company will increase their investment in New New Vision by a cash injection of RMB 4 million plus a LED display screen (with valuation of RMB 7 million) with a total of RMB11 million.

2.3	After the completion of share transfer and the captioned capital increase, shareholding of the new equity structure of New New Vision will be:

Lightscape’s designated holding company	:	50.1 percent;

Xintong Media	:	49.9 percent;

Miss Yao Po Chun	:	Nil

Clause 3           Investment plan & schedule

3.1

Within 30 working days after the Agreement is signed, Xintong Media should have signed a lease agreement with the PRC registered company under New World Property (China) Limited to rent its façade space for the conduct of the LED outdoor advertising business with a leasing term of 10 years at an annual rental of RMB 1 million. Xintong Media will at the same time commit a 10 percent (of the commercial advertising time period) free advertising time for New World Property (China) Limited to have its mega size LED screen for commercial advertising purpose. Xintong Media will be responsible for rental charges of the first two years, amounted to RMB 2 million (such rent need not be payable in cash, as long as New World Property (China) Limited waives its rent for two years and Xintong Media will be regarded as having its obligations fulfilled).

3.2

Within 15 days upon completion of the prerequisites under Clause 4 of the Agreement, Lightscape’s designated holding company will undertake the valuation appraisal and verification of the asset of New Vision for the increase of paid-in capital purpose. Upon signing of this Agreement, Xintong Media should complete the cash injection within 15 days.

3.3

Before obtaining relevant consent, approval and forgoing of the requirements under the Agreement from All Parties, All Parties agreed to the use of funding during the beginning stage in accordance with the following solution:

(a)

Within 15 working days after the signing of this Agreement, Lightscape will make a cash injection equivalent to RMB 4 million to the Hong Kong bank account of Prima Strength which is a shareholder of Xintong Media as prepaid investment deposit. Upon fulfilling the captioned requirements of this Agreement, Prima Strength will return Lightscape the prepaid investment deposit in full.

(b)

Within 30 working days after the signing of this Agreement, Lightscape’s designated holding company should start the installation of a LED display screen in Phase 1 of New World Shopping Centre in No. 3-5 Chongwenmenwai Street of Chongwen District in Beijing, subject to the requirements of New Vision (see Appendix 3) with free lease to New Vision for use. The LED screen should comply with the required standard in accordance with the project cooperation agreement of “Outdoor Mega Size LED Screen” signed between the Beijing All Media and Culture CityTV Company Limited and Xintong Media. New Vision hereby agrees that in this Agreement described in Clause 2.2 of the increase of paid-in capital prior to the completion of formalities, Lightscape’s designated holding company retains ownership of the screen. Upon completion of relevant procedures, in the aforementioned, Lightscape’s designated holding company and New Vision will have their lease relationship terminated. The LED display screen will then be transferred as capital insertion of payment in kind to New Vision as the remaining part of the investment sum. All Parties agree that the value of the LED display screen is to be equivalent to RMB 7 million and try best to facilitate the completion on valuation appraisal and verification of assets.

3.4

Within 30 working days after the signing of this Agreement, Lightscape is required to confirm its designated holding company, and notify in writing to Xintong Media of the company's name and provide relevant corporate information. The designated holding company can’t be changed unilaterally without written approval from Xintong Media.

3.5

Within 60 working days after the signing of this Agreement, Lightscape should make a cash injection of RMB 4 million with a LED display screen (worth RMB 7 million) in a total investment of RMB11 million to its designated holding company.

3.6

Within 90 working days after the signing of this Agreement, Lightscape’s designated holding company should complete the relevant procedures of increase of paid-in capital in New Vision. Otherwise, after mutual agreement, Prima Strength has the right to directly use the investment deposit (mentioned in Clause 3.3a) as operating fund of New Vision upon request from Xintong Media. Specific operations and related arrangements for both parties to complement the Agreement will be otherwise specified.

3.7	All Parties shall hold each other harmless for delay payment in the above-mentioned Clause 3.1 and 3.2 by reason of government departments or force majeure.

3.8	Should there be any delay in the above-mentioned Clause 3.4, 3.5 and 3.6 by reason of government departments or force majeure, Lightscape may amend the relevant date upon mutual agreement.

3.9

All Parties agree that New Vision will entirely bear all the costs incurred during the process of increase of paid-in capital, including the assessment costs, taxes, fees and other expenses as required by PRC government.

3.10

All Parties will try their best to bring each party or its designated company / person to access the required consent, approval and abstained under this Agreement, including but not limited to consent and approval from the former approving organization and its other related government departments.

Clause 4           Prerequisites

4.1	Unless all of the following prerequisites are fully met and satisfied, otherwise each party or its designated company / person need not bear any duty or obligation under this Agreement:

	(a)	All Parties agree to obtain all the necessary consent and approval for the signing, transferal and implementation of this Agreement and other related documents;

	(b)	All Parties agree to sign all the relevant documents;

	(c)	All Parties agree to reveal true facts in the declaration and substantive aspects made in the Agreement;

	(d)	Such increase of paid-in capital in New Vision has obtained consent, approval and registration from authorities and departments such as industrial and commercial department and etc.;

	(e)	New Vision has obtained the consent, approval, permits and license from the PRC Government as required to be the outdoor mega size LED advertising agency;

	(f)	According to the project cooperation agreement of “Outdoor Mega Size LED Screen” signed between the Beijing All Media and Culture CityTV Company Limited and Xintong Media (see Appendix 1):

i)

Beijing All Media and Culture CityTV Company Limited has signed a separate agreement with New Vision. Both parties agree that New Vision will replace Xintong Media to enjoy all related rights and obligations of the installation and operation of mega size LED display screen television projects under the provisions of the project cooperation agreement of “Outdoor Mega Size LED Display Screen” (including obligations, but are not limited to, providing 30% of the broadcast time for government propaganda, providing an annual minimum dividend of RMB 2 million); or

ii)

Xintong Media will grant the exclusive right at no consideration to New Vision, and give consent to New Vision to enjoy all related rights and obligations of the construction and operation of mega size LED display screen television projects under the provisions of the project cooperation agreement of “Outdoor Mega Size LED Display Screen”.

(g)

New Vision, Xintong Media and Miss Yao Po Chun has signed an exemption undertaking with Lightscape’s designated holding company to hold the liability of the above three parties in respect of the debt of the above three parties and or any associated person and third party, and any tax liabilities in arrears and compensation that may arise from the share transfer before the completion of purchase of paid-in capital.

4.2

Lightscape has the right to decide on its own to give up any prerequisites or anything mentioned in the relevant provisions of the Agreement. Such abandon decisions should be completed in written form.

4.3

If, any party violates the Agreement / does not perform the obligations and responsibilities under this Agreement (“the offending party”), causes the prerequisites of Clause 4 of this Agreement cannot be met within six months since the date of signing this Agreement or an agreed period of time decided by the Contractual Parties, the complying party entitled to terminate this Agreement within ten days by a written notice, and not to bear the obligations raised from this Agreement. If the offending party failed to meet the responsibilities of the prerequisites, it should compensate all losses arising therefrom.

4.4

Contractual Parties should undertake all reasonable steps to ensure all prerequisites to be met as soon as possible after the date of signing this Agreement, and to ensure New Vision board of directors to approve the revised terms of the Agreement in accordance with the Memorandum of Association and the Articles of Association of the relevant resolution.

Clause 5           Company structure of New New Vision

5.1

Establishment of board of shareholders. Shareholders exercise the voting right in accordance with the proportion of investment capital in board of shareholders. All the resolutions must be approved by a majority of the voting shareholders. Except for the shareholders meeting on the amendments to the memorandum and articles of the company, the resolution of increasing or decreasing the registered capital, as well as company mergers, separation, dissolution or the resolution of change the form of the company, must be approved by the representatives of two third above the voting shareholders.

5.2

Establishment of the Board of Directors. Director is for a term of four (4) years. Directors who are appointed by the consent of the original assignor may be reappointed. Issued a written notice to the Board of Directors, either party may at any time to remove and replace the incumbent directors appointed. Company's board of directors shall be five (5) directors, composed of three (3) from Lightscape and two (2) appointed by Xintong Media. Chairman is to be appointed by Lightscape, vice chairman is to be appointed by Xintong Media. Chairman is the company's legal representative. Except as otherwise provided in this Agreement, decisions of the outstanding issues made by the Board of Directors require only a simple majority. The quorum of any meeting of the Board should meet at least three.

5.3

Establishment of one General Manager and one Finance Director. General Manager is to be nominated by Xintong Media, Finance Director is to be nominated by Lightscape. The Board of Directors can appoint or dismiss the General Manager and Finance Director. The General Manager is responsible to the Board of Directors. All other management officers are to be appointed by the Board of Directors and their remuneration are to be decided by the Board of Directors.

5.4	The Finance Director is responsible for the company's account bookkeeping and costing.

5.5

Within 30 days after the signing of this Agreement, the drafting of the new Memorandum of Association and Articles of Association of New Vision should be completed through mutual agreement of the Contractual Parties. For any inconsistence between the constitution and the provisions of this Agreement, this Agreement shall prevail.

5.6	The new memorandum of association and articles of association of New New Vision will include the company policy of dividends distribution mutually agreed by All Parties as follows: Lightscape and Xintong Media committed that the retained earnings within the first two years after the increase of paid-in capital of New New Vision will be given the priority to the use of business development in New New Vision. All shareholders agree that no dividends will be distributed within the first two years.

5.7

After the increase of paid-in capital of New New Vision, Lightscape and Xintong Media will own 50.10% and 49.90% share of New New Vision respectively. Any transaction to increase the investment fund is required for business development purpose of New Vision in the future, can only be carried out upon mutual agreement of the two shareholders of New New Vision. In addition, at the time shareholders of both companies decrease their share of New New Vision in the future, the other shareholders will have preemptive right option.

Clause 6           The scope of business of New New Vision

6.1

After the completion of this increase of paid-in capital, the major business and operating activities of New New Vision shall be: the provision and installation of mega size LED screen at the building façade of hotels, residential areas, commercial office buildings and shopping malls, etc. in the regions of PRC, Hong Kong, Taiwan and Macau, for the outdoor mega size LED screen advertisement broadcasting service. Unless all shareholders of New New Vision agreed to make other decisions, otherwise New New Vision will not engage in other commercial activities apart from the major business aforementioned.

6.2

After the completion of this increase of paid-in capital, Lightscape’s designated holding company will be the exclusive supplier of New Vision to provide resources and services for the design, supply and installation of the mega size LED display screen. But Lightscape’s designated holding company is entitled to decide whether to offer such services or recommend other companies to provide corresponding services according to the actual situation and project deadlines.

6.3

Before the completion of this increase of paid-in capital, Xintong Media should be responsible for providing all the related permits and licenses having the consent and approved by the Chinese Government, on behalf of Lightscape’s designated holding company for its installation of mega size LED screen in Beijing, to ensure that the above action is legitimate and able to be carried out in a normal and timely manner.

6.4

Xintong Media will make every effort to promote New World Property (China) and New New Vision to sign a Memorandum of Understanding including the main elements listed as follows: agree that all the real estate in China of New World Property (China) and of any of its affiliates will use the mega size LED screen supply and installation service and the outdoor mega size LED screen advertisement broadcast service provided by New New Vision exclusively, and agree that New New Vision and its designated companies as their exclusive partner, to provide mega size LED screen advertisement broadcast service together.

Clause 7           Business plan

7.1	After the completion of such increase of paid-in capital, All Parties agree to make every effort to achieve the following business plan for New Vision:-

	-	Installation of 5 mega size LED display screens in Beijing before the grand opening of the Beijing Olympic Games;
-

Installation of another 20 mega size LED display screens in first tier cities of China including Beijing, Shanghai, Guangzhou, Tianjin, Wuhan, Shenyang before March 31, 2009 in accordance with the time schedule specified in Appendix 4.

Clause 8           Representations and warranties of New Vision

8.1

New Vision is well organized, law-abiding and with good business operation. New Vision has full authority and capacity in business operation, possession, application of properties that claimed to be entitled to possess and use and execution of rights and obligations stipulated in applicable agreements;

8.2

All Parties have all the necessary power and authority in signing, transfer and implementation of the terms of this Agreement as well as completion of all the relevant documents. The above-mentioned behaviors require to be authorized by necessary company;

8.3

Under the terms of this Agreement, All Parties’ signature, transferal and implementation of this Agreement does not violate the establishment agreements, rules, regulations and other company documents;

8.4	After necessary seal and registration, this Agreement has coercion on All Parties;

8.5

New Vision is not with any agreement, legal instrument or pending litigation side that would damage in essence to its full capacity to fulfill the obligations of the Agreement. New Vision is not aware of any potential litigation;

8.6	There are no outstanding charges or pledges attached with the shares before they are sold to Lightscape or its designated company. Any forms of the rights of third parties are also surrendered;

8.7

From the date when New Vision provides the balance sheet, there is neither significant adverse changes in New Vision’s business, operations, property, development, assets or goodwill, nor events or existing environments that could lead to the occurrence of such major adverse changes;

8.8	New Vision possesses including, but not limited to, the business scope of outdoor advertising operation and publishing business permitted by the Administration for Industry and Commerce;

8.9	The representation and warranties of New Vision in this Agreement does not have any omissions and misrepresentation;

8.10	Assurances and guarantees set forth in this Clause are separated and independent from other Clauses of this Agreement;

8.11	Assurances and guarantees set forth in this Clause would in any respect not be terminated or affected due to the completion of Increase of paid-in capital and the buying of Target Shareholding.

Clause 9	Representations, warranties and commitment of the other Contractual Parties of this Agreement

9.1	The other parties of this Agreement to represent and warrant the following statements:

	(a)	The Agreement is established and prevails in accordance with applicable laws;

	(b)	Under the terms of this Agreement, the signing, transferal and discharge do not violate the agreement of company establishment, the statute, regulations, and other company documents;

	(c)	Upon the necessary seals and registration, this Agreement is legally binding and mandatory for All Parties;

(d)

It is not an agreement that may cause any essential damage to All Parties and make them incapable of fulfilling its obligations, nor an legal instrument, or the litigation party of the pending legal proceedings that may not have knowledge of any possible lawsuits, actions or procedures;

	(e)	Without prior written consent of All Parties, at any time after the date of signing of the Agreement, the parties shall not disclose to any person for any purpose of using the technological skills and expertise and business know-how owned by New New Vision, and not to engage in or participate in any transactions, activities or business similar to that of New New Vision, and do not engage in the sales of products or services similar to that of New New Vision.

9.2	Further representations, warranties and commitments from Xintong Media are as follows:

(a)

Upon signing of this Agreement, Xintong Media commits to make every effort to push ahead the signing of a Memorandum of Understanding that covers the main contents of Clause 6.4 among New World Property (China) and any of its affiliated companies, and New Vision and Lightscape or its designated company;

(b) Xintong Media commits to make every effort to ensure New Vision achieving the business plan as stated in Clause 7 of this Agreement;

(c)

Xintong Media commits as from the date of the balance sheet provided by New Vision, there is no significant adverse changes in the business, operations, property, development, assets or goodwill of New Vision, nor any possible incidents or situations that would lead to such significant adverse changes;

(d)

Xintong Media commits to New Vision that the audited balance sheet has fully reflected the provisions for unpaid tax being made adequate as at the audited balance sheet date, or provisions of tax due of the company or any tax installment of any subsidiaries, if any. Apart from such provisions in the balance sheet, New Vision will not bear any tax liabilities. New Vision has already made the on time filing of tax return, financial statement and other related documents as required. These documents do not contain any major false statement, nor should the omission of any material fact contained in the statement;

(e)

Xintong Media commits that Miss Yao Po Chun’s existing shares in New Vision will be transferred to Xintong Media and Xintong Media to become a wholly-owned New Vision shareholder, before the increase of paid-in capital.

9.3	Further representations, warranties and commitments of Lightscape are as follows:

(a)

Lightscape commits to make every effort to provide its resources, high-quality products of LED display screen to New New Vision as to facilitate its business development of outdoor mega size liquid crystal display screen advertisement broadcast business in the PRC.

(b)

Lightscape commits that within 15 working days after the signing of this Agreement, Lightscape will make a cash injection equivalent to RMB 4 million to the Hong Kong bank account of Prima Strength which is a shareholder of Xintong

Media as prepaid investment deposit.

(c)

Lightscape commits to install a LED display screen in New World Shopping Centre in Chongwenmenwai Street of Chongwen District in Beijing and leasing to New Vision at free. Upon completion of such increase of paid-in capital, New Vision will have their lease relationship terminated. The LED display screen will be transferred as payment in kind to New Vision as the remaining part of the investment.

9.4	Warranties and guarantees set forth in this Clause are separate and independent and are not subject to other provisions of this Agreement.

9.5	Warranties and guarantees set forth in this Clause in any respect will not be terminated or affected because of the Increase of paid-in capital and the completion of purchase of Target Shareholding.

Clause 10           Agreement validity

10.1

This Agreement will enter into force upon signing by the authorized representative of All Parties, and approval of the business department or related authorities on conditions that the prerequisites in Clause 4 under this Agreement are met. However, the parties hereby further confirm, the Agreement will be legal binding after signed by All Parties, and All Parties shall fulfill the agreed terms. Either party not fulfilling these agreed terms is regarded as breach of Agreement.

Clause 11           Liability of early termination and breach of Agreement

11.1	Except as otherwise provided, Clause 4, Clause 8, Clause 9, Clause 12, Clause 13, Clause 14 and Clause 15 of the Agreement shall survive upon termination of the Agreement.

11.2	Unless the parties otherwise agree, in the following circumstances, the Agreement can be early terminated upon approval by the approving authority:

	(a)	Unanimously written consent by Board of Directors or

	(b)	Force majeure situation persists for more than six months, except for reasonable amendments made under negotiation among All Parties.

11.3

Any parties in violation of any responsibility or liability as stated in the Agreement, or breaching of its representations, warranties and commitments, or any representations, warranties and commitment made in this Agreement identified as untrue, incorrect or misleading, will constitute a breach of Agreement and should bear the corresponding liability; the offending party should pay 3% of the total amount invested by the compliance parties during the increase of paid-in capital of New Vision to the compliance parties as the default, and the offending party should compensate any loss suffered by the compliance parties due to the breach of Agreement. In case of default, a substantial violation of the Agreement or the charter of the resulting joint venture company could not operate normally or unable to achieve its business purpose, the offending party should be regarded as the unilateral termination of this Agreement, the other party is entitled to terminate this Agreement and get the approval from the original approval authority. Exercise these rights to terminate the Agreement does not waive any of the parties as at the date of termination of this Agreement should take any obligations or remove the offending party as to the default and should be performing party liability. Any parties given up a hold on one or more of a default, its rights of termination of this Agreement should not be deprived of because of the violations occurred thereafter.

Clause 12           Entire Agreement

12.1

This Agreement is the complete agreement reached by All Parties aiming at the Increase of paid-in capital and to enter into joint venture. This Agreement supersedes all the prior agreements and documents made by All Parties aiming to increase paid-in capital and to enter into joint venture. Any appendix in this Agreement will be regarded as part of this Agreement.

Clause 13           Assignment

13.1	This Agreement is binding on All Parties and their respective successors and the assignee permitted by All Parties.

Clause 14           Confidentiality

14.1

All the information and data exchanged between All Parties for the purpose of purchase the Target Shareholding are confidential (hereinafter referred to as “confidential information”). In addition to the written consent of the other party, the party receiving confidential information shall not directly or indirectly disclose such confidential information to any third party, and such confidential information shall not be used for any other purposes outside the implementation of this Agreement.

Clause 15           Renouncement

15.1

Disclaimer to one party who does not fulfill its obligations or not able to fulfill its obligations, does not constitute the other acts to exempt its obligations thereafter. Any disclaimer must have the corresponding provisions of this Agreement as a basis, made in writing, and signed by authorized representative of the disclaimed party.

Clause 16           Separability

16.1

If this Agreement in one or several Clauses for any reason found to be invalid, illegal or unenforceable, and the deletion of the provisions of this Agreement will not affect the validity, and the invalid, illegal or unenforceable Clauses do not affect the terms of the implementation of other provisions effectiveness. The invalid, illegal or unenforceable Clauses shall be deemed not included in the Agreement.

Clause 17           Force majeure

17.1

If a party is unable or delayed to implement the obligations of this Agreement due to force majeure events including, but not limited to, blackouts, bad weather, fires, explosions, floods, volcanic eruptions, tornadoes, earthquakes, epidemics, strike, destruction of production facilities, social riots and other factors, the party does not need to bear the liability of Agreement violation provided that the party issues notice to inform the other party of the force majeure events in time (not more than fifteen (15) days from the day of knowing the force majeure events). If the implementation of this Agreement is delayed by force majeure events for more than sixty (60) days, then any party may immediately terminate this Agreement.

Clause 18           Resolution for disputes

18.1

Unless there is another stipulation in this Agreement, if there is any dispute caused by this Agreement, it should be submitted to the Board of Directors in the first instance. All Parties should try to resolve the dispute through amicable settlement within fifteen (15) days after the day the Board of Directors being informed of the dispute. If the Board of Directors fails to resolve the dispute amicably within the above-mentioned fifteen (15) days, the dispute should be referred to arbitration in accordance with Clause 18.2 of this Agreement.

18.2

For any resolved dispute or claim arising from or related to this Agreement, including dispute of its effectiveness or termination, All Parties can refer it to the Beijing Branch of the China International Economic and Trade Arbitration Commission under the prevailing arbitration rules for adjudication. Arbitration process should be undertaken in Chinese language. Arbitration award will be final award that legally binding on All Parties. This Agreement applies and is bound by PRC Law.

Clause 19           Different text

19.1	After the signing of this Agreement, if another relatively simple agreement of increase of paid-in capital or joint venture entity is to be drafted to meet the requirement of the relevant government departments, terms and conditions of this Agreement shall prevail in the event of any inconsistencies.

19.2	This Agreement has been translated into English. If there is any inconsistency or ambiguity between the Chinese version and the English version, the English version shall prevail.

In view of this, All Parties sign this Agreement in the above-mentioned date.

A :	Beijing New Vision Media Advertising Co. Ltd. Signatory: /s/ Wu Li Qian
Name: Wu Li Qian Position: Date:

B :	Lightscape Technologies (Greater China) Limited Signatory: /s/ Bondy Tan
Name: Bondy Tan Position: Date:

C :	Beijing Xintong Media & Cultural Development Co. Ltd. Signatory: /s/ Huang Zhi Chao
Name: Huang Zhi Chao Position: Date:

D :	Miss Yao Po Chun Signatory: /s/ Yao Po Chun
Date:

APPENDIX 1

Copy of an agreement between Beijing Xintong Media & Cultural Development Co. Ltd. and Beijing BAMC CityTV Company Limited related to advertising rights for an LED screen at the New World Shopping Centre in the ChongWen District of Beijing.

APPENDIX 2

Copy of the Balance Sheet of Beijing New Vision Media Advertising Co. Ltd.

APPENDIX 3

Technical specifications of full-color outdoor LED displays.

APPENDIX 4

List of 47 outdoor locations under the New World Group potentially suitable for installation of mega-sized LED advertising displays.

APPENDIX 5

Copy of a draft Memorandum of Understanding between Beijing Xintong Media & Cultural Development Co. Ltd. and New World China Land related to the development of an outdoor LED advertising business at New World China Land sites.